Exhibit 99.1

Seattle Genetics Reports First Quarter 2011 Financial Results

-Brentuximab vedotin PDUFA date set for August 30, 2011-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — May 5, 2011 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the first quarter of 2011. The company also highlighted recent product development activities and upcoming milestones.

“The recent action by FDA to accept for filing our Biologics License Applications for brentuximab vedotin in relapsed or refractory Hodgkin lymphoma and systemic anaplastic large cell lymphoma mark a significant regulatory milestone for the program. We are preparing for planned commercial launch this year based on priority review designations with a PDUFA date of August 30, 2011,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “In parallel with our regulatory activities and pre-commercial initiatives, we are conducting clinical trials in earlier lines of lymphoma therapy and plan to initiate further clinical trials of brentuximab vedotin in additional CD30-positive malignancies. Brentuximab vedotin is one of 14 ADCs in clinical development using our technology, including our three internal programs and 11 additional programs by our collaborators. This broad investigation suggests the future potential of our ADC technology in addressing the unmet needs of cancer patients. With more than $455 million in cash and investments, we are well-positioned to continue executing on our commercial and development plans.”

Recent Highlights and Upcoming Milestones

Brentuximab Vedotin (SGN-35)

•

Announced that the U.S. Food and Drug Administration (FDA) has accepted for filing two Biologics License Applications (BLAs) for brentuximab vedotin, including one for the treatment of relapsed or refractory Hodgkin lymphoma and one for the treatment of relapsed or refractory systemic anaplastic large cell lymphoma (ALCL)

•	Announced that the FDA has granted a six-month priority review for both BLAs, and has established an action date of August 30, 2011 under the Prescription Drug User Fee Act (PDUFA)
•	Continued to collaborate with Millennium: The Takeda Oncology Company on its regulatory submission for approval in Europe, which is planned for the second quarter of 2011
•	Received conditional acceptance from the FDA for ADCETRIS™ as the proposed proprietary name for brentuximab vedotin in the United States
•

Reported data from a case series of Hodgkin lymphoma patients receiving brentuximab vedotin following allogeneic stem cell transplant; in this highly pre-treated setting, 50 percent of patients achieved an objective response, including 38 percent complete remissions; brentuximab vedotin administration was associated with manageable adverse events, with the most common being cough, fatigue, fever, nausea and peripheral sensory neuropathy

•	Initiated a phase I clinical trial of brentuximab vedotin in combination with chemotherapy for the treatment of newly diagnosed systemic ALCL patients
•	Plan to initiate new clinical trials during 2011, including a trial in other CD30-positive hematologic malignancies and a trial in CD30-positive non-lymphoma indications
•	Plan to report additional data from a pivotal Hodgkin lymphoma trial and a phase II ALCL trial at the American Society of Clinical Oncology (ASCO) annual meeting being held June 3-7,

2011 in Chicago, IL, and the 11th International Conference on Malignant Lymphoma being held June 15-18, 2011 in Lugano, Switzerland

SGN-75

•	Plan to report additional data from an ongoing phase I clinical trial in patients with relapsed or refractory non-Hodgkin lymphoma or metastatic renal cell carcinoma at the ASCO annual meeting

ASG-5ME (co-development program with Agensys, an affiliate of Astellas Pharma)

•	Continued dose-escalation in two phase I clinical trials, one in metastatic pancreatic cancer and one in castration-resistant prostate cancer

Antibody-Drug Conjugate (ADC) Technology

•

Presented data at the American Association for Cancer Research annual meeting highlighting advances being made by the company with its ADC technology and preclinical programs, including SGN-19A and LIV-1 ADC; SGN-19A is a 2012 Investigational New Drug (IND) candidate

ADC Collaborations

•

Expanded an ADC research collaboration with Genmab A/S under which Seattle Genetics’ ADC technology will be utilized with Genmab’s HuMax-CD74 antibody targeting CD74, which is expressed on a wide range of hematological malignancies and solid tumors; Seattle Genetics received an undisclosed upfront payment and has the right to exercise a co-development and co-commercialization option for any resulting ADC products at the end of phase I clinical development

•

Entered into an ADC collaboration with Abbott under which Abbott paid an upfront fee of $8 million for rights to utilize Seattle Genetics’ ADC technology with antibodies to a single oncology target; Seattle Genetics is eligible to receive approximately $200 million in progress-dependent milestones as well as royalties on worldwide net sales of any resulting ADC products

•

Achieved milestones under an ADC collaboration with Genentech triggered by Genentech’s submission of four IND applications to the FDA for ADCs utilizing Seattle Genetics’ technology for the treatment of cancer; Genentech has seven ADCs currently in clinical development utilizing Seattle Genetics’ ADC technology

First Quarter 2011 Financial Results

Revenues in the first quarter of 2011 were $12.2 million, compared to $46.5 million in the first quarter of 2010. Revenues in the first quarter of 2010 included amounts earned under the dacetuzumab collaboration with Genentech that ended in June 2010.

Total operating expenses for the first quarter of 2011 were $45.1 million, compared to $35.5 million for the first quarter of 2010. The planned increases in 2011 were primarily driven by the company’s clinical and regulatory activities to support the brentuximab vedotin BLA submission and pre-commercialization activities. Under the collaboration with Millennium, brentuximab vedotin development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Millennium on a 50:50 basis. Reimbursement payments received from Millennium are recognized as revenue over the development period of the collaboration along with other payments received. Non-cash, share-based compensation expense for the first quarter of 2011 was $4.3 million, compared to $3.2 million for first quarter of 2010.

Net loss for the first quarter of 2011 was $32.7 million, or $0.30 per share, compared to net income of $11.5 million, or $0.11 per share, for the first quarter of 2010. Net income in the first quarter of 2010 reflects revenue recognized under the dacetuzumab collaboration which ended in June 2010.

As of March 31, 2011, Seattle Genetics had $455.9 million in cash and investments, compared to $294.8 million as of December 31, 2010. The increase in cash and investments reflects net proceeds of approximately $168 million from the company’s public offering of common stock that closed on February 7, 2011. In addition, this increase reflects upfront payments totaling $16 million from ADC collaborations with Pfizer and Abbott received in the first quarter of 2011.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (888) 549-7750 (domestic) or (480) 629-9866 (international). The access code is 4435537. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4435537. The telephone replay will be available until 4:00 p.m. PT on Monday, May 9, 2011.

About Seattle Genetics

Seattle Genetics is a clinical-stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The FDA has granted priority review to Biologics License Applications for its lead product candidate, brentuximab vedotin, for the treatment of relapsed or refractory Hodgkin lymphoma and systemic anaplastic large cell lymphoma, with a PDUFA date of August 30, 2011. Brentuximab vedotin is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has four other clinical-stage programs: SGN-75, ASG-5ME, dacetuzumab (SGN-40) and SGN-70. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Abbott, Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium, Pfizer and Progenics, as well as ADC co-development agreements with Agensys, an affiliate of Astellas, and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for regulatory approval and commercial launch of brentuximab vedotin, initiation of future clinical trials and data availability from ongoing clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the safety and/or efficacy results of our clinical trials of brentuximab vedotin, including our pivotal clinical trial for relapsed or refractory Hodgkin lymphoma and the phase II trial for relapsed or refractory systemic ALCL will not support marketing approval for the submitted indications; that we receive a complete response letter to our BLAs for other reasons, including but not limited to, not satisfactorily completing pre-approval inspections of our contract manufacturers’ or our facilities; major amendments to our marketing application that delay the planned U.S. commercial launch; and that even if we receive approval, we are delayed or unsuccessful in the commercial launch of brentuximab vedotin. Further, brentuximab vedotin may be approved pursuant to the accelerated approval regulations and we may be subject to completing post-marketing requirements and obtaining preapproval of our marketing and promotional materials. We may also fail to achieve milestones under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2011	December 31, 2010
Assets
Cash, cash equivalents, short and long term investments	$455,853	$294,840
Other assets	24,740	35,096

Total assets	$480,593	$329,936

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$25,393	$25,783
Deferred revenue and long-term liabilities	150,371	142,635
Stockholders' equity	304,829	161,518

Total liabilities and stockholders' equity	$480,593	$329,936

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended March 31,
	2011	2010
Revenues	$12,171	$46,455
Expenses
Research and development	32,434	30,316
General and administrative	12,713	5,231

Total operating expenses	45,147	35,547

Income (loss) from operations	(32,976)	10,908
Investment income, net	302	552

Net income (loss)	$(32,674)	$11,460

Basic net income (loss) per share	$(0.30)	$0.11

Diluted net income (loss) per share	$(0.30)	$0.11

Weighted-average shares used in computing:
Basic net income (loss) per share	108,513	100,622

Diluted net income (loss) per share	108,513	103,036